REGISTRATION STATEMENT NO. 33-
                                               Filed November 21, 1995


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                  FORM S-8
                            REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                         --------------------------




                            York Financial Corp.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)



         Pennsylvania                              23-2427539
(State or other jurisdiction of                  (I.R.S. Employer I.D. No.)
incorporation or organization)



                         101 South George Street
                        York, Pennsylvania 17401
                              (717) 846-8777
                 ----------------------------------------
                 (Address of principal executive offices)


            1995 Non-Qualified Stock Option Plan for Directors
            --------------------------------------------------
                         (Full title of the Plan)


Robert A. Angelo, Esquire                         Copies to:
Executive Vice President and                      Eric S. Kracov, Esquire
General Counsel                                   Breyer & Aguggia
York Financial Corp.                              601 13th Street, N.W.
101 South George Street                           Suite 1120 South
York, Pennsylvania 17401                          Washington, D.C. 20005
(717) 846-8777                                    (202) 737-7900

Name, address and telephone
number of agent for service


                           Page 1 of 7 Pages
                    Index to Exhibits Appears on Page 4.

                        Calculation of Registration Fee
-------------------------------------------------------------------------------
Title of
Securities    Amount       Proposed Maximum   Proposed Maximum    Amount of
to be         to be        Offering Price     Aggregate           Registration
Registered    Registered   Per Share(1)       Offering Price(1)   Fee
-------------------------------------------------------------------------------
Common Stock,
$1.00 par
value         300,000      $17.25 (2)         $5,175,000          $1,784.48

-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933 as amended, (the "Securities Act"), the price per share is estimated to be $ 17.25 , based upon the average of the high and low trading prices of the common stock, $1.00 par value per share (the "Common Stock"), of York Financial Corp. (the "Registrant"), as reported on the Nasdaq Stock Market on November 17, 1995.

(2) 300,000 shares are being registered hereby for issuance under the 1995 Non-Qualified Stock Option Plan for Directors (the "Plan") together with an indeterminate number of shares reserved for issuance pursuant to the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.

                                ------------


     This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. Section 230.462.

                                  PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

     The following documents filed with the Commission are incorporated in this Registration Statement by reference:

     (1) The Annual Report of the Registrant on Form 10-K for the year ended June 30, 1995.

     (2) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (1) above.

     All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, after the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

          Not Applicable

Item 5.   Interests of Named Experts and Counsel

          Not Applicable

Item 6.   Indemnification of Directors and Officers

     Sections 1741 and 1742 of the Pennsylvania Business Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in such capacities.

     Article XVI of the Registrant's Articles of Incorporation provides for indemnification of the directors, officers, employees and agents of the Registrant for expenses actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action or suit.

Item 7.   Exemption From Registration Claimed

          Not Applicable

Item 8.   Exhibits

     The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

          No.                 Exhibit
          ----           --------------------------------------------------
          5              Opinion of Breyer & Aguggia

          23.1           Consent of Ernst & Young LLP

          23.2           Consent of Breyer & Aguggia (see Exhibit 5)

          24             Power of attorney (see signature pages)

          99.1           1995 Non-Qualified Stock Option Plan for Directors

Item 9.   Undertakings

     The undersigned Restraint hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated be reference in the Registration Statement.

     2. That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy expressed in the Securities Act will and will be governed by the final adjudication of such issue.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, York Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of York, and State of Pennsylvania the 20th day of November, 1995.

                            YORK FINANCIAL CORP.


                             By:   /s/ ROBERT W. PULLO
                                  ------------------------------------
                                       Robert W. Pullo
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)


                              POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Robert W. Pullo his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


By: /s/ ROBERT W. PULLO                            Date:  November 17, 1995
    --------------------------------------
        Robert W. Pullo
        President, Chief Executive Officer
        and Director
        (Principal Executive Officer)


By: /s/ JAMES H. MOSS                              Date:  November 17, 1995
    --------------------------------------
        James H. Moss
        Senior Vice President
        (Principal Financial and
         Accounting Officer)


By: /s/ THOMAS W. WOLF                             Date:  November 17, 1995
    --------------------------------------
        Thomas W. Wolf
        Chairman of the Board


By: /s/ CYNTHIA A. DOTZEL                          Date:  November 17, 1995
    --------------------------------------
        Cynthia A. Dotzel
        Director

By: /s/ PAUL D. MILLS                              Date:  November 17, 1995
    --------------------------------------
        Paul D. Mills
        Director


By: /s/ BYRON M. REAM                              Date:  November 17, 1995
    --------------------------------------
        Byron M. Ream
        Director


By: /s/ ROBERT W. ERDOS                            Date:  November 17, 1995
    --------------------------------------
        Robert W. Erdos
        Director


By: /s/ RANDAL A. GROSS                            Date:  November 17, 1995
    --------------------------------------
        Randall A. Gross
        Director


By: /s/ CAROLYN E. STEINHAUSER                     Date:  November 17, 1995
    --------------------------------------
        Carolyn E. Steinhauser
        Director


By: /s/ ROBERT L. SIMPSON                          Date:  November 17, 1995
    --------------------------------------
        Robert L. Simpson
        Director

                                 Exhibit 5

                         Opinion of Breyer & Aguggia

                              Breyer & Aguggia
                              Attorneys At Law

                              November 21, 1995



Board of Directors
York Financial Corp.
101 South George Street
York, Pennsylvania 17401

Gentlemen:

     We have acted as special counsel to York Financial Corp., a Washington corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration of up to 300,000 shares of Corporation common stock, $1.00 par value per share ("Common Stock"),to be issued pursuant to the Corporation's 1995 Non-Qualified Stock Option Plan for Directors (the "Plan") upon the exercise of stock options ("Option Rights"). The Registration Statement also registers an undeterminable number of additional shares which may be necessary under the Plan to adjust the number of shares reserved for issuance as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Corporation. We have been requested by the Corporation to furnish an opinion to be included as an exhibit to the Registration Statement.

     We have reviewed the Registration Statement and related Prospectus, the Articles of Incorporation and Bylaws of the Corporation, the Plan, a specimen stock certificate evidencing the Common Stock of the Corporation and such other corporate records and documents as we have deemed appropriate for the purpose of rendering this opinion. We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Corporation and such other instruments, certificates and representations of public officials, officers and representatives of the Corporation as we have deemed appropriate or relevant as a basis for the opinion set forth below. In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformity in all respects of copies to originals.

     For purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to Option Rights granted under the terms of the Plan will continue to be validly authorized on the dates the Common Stock is issued pursuant to the Option Rights; (ii) on the dates the Option Rights are exercised, the Option Rights granted under the terms of the Plan will constitute valid, legal and binding obligations of the Corporation and will (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors' rights generally) be enforceable as to the Corporation in accordance with their terms; (iii) no change occurs in applicable law or the pertinent facts; and
(iv) the provisions of "blue sky" and other securities laws as may be applicable have been complied with to the extent required.

     Based upon the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock to be issued pursuant to the Plan, when issued and sold pursuant to and in accordance with the Registration Statement and the Plan and upon receipt of the consideration required thereby, will be legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

     We hereby consent to the reference to this firm under the caption "Legal Opinion" in the Prospectus of the Plan and to the filing of this opinion as an exhibit to the Registration Statement.

                                 Sincerely,


                                 /s/ BREYER & AGUGGIA
                                 ---------------------
                                 BREYER & AGUGGIA

                                Exhibit 23.1

                        Consent of Independent Auditors

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the 1995 Non-Qualified Stock Option Plan for Directors of York Financial Corp. of our report dated July 21, 1995, with respect to the consolidated financial statements of York Financial Corp. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1995, filed with the Securities and Exchange Commission.


                                /s/ ERNST & YOUNG, L.L.P.
                                -------------------------
                                ERNST & YOUNG, L.L.P.

Baltimore, Maryland
November 17, 1995

                                Exhibit 23.2

                  Consent of Breyer & Aguggia (see Exhibit 5)

                                 Exhibit 24

                  Power of Attorney (see signature page)

                                 Exhibit 99.1

                             York Financial Corp.
             1995 Non-Qualified Stock Option Plan For Directors

                             YORK FINANCIAL CORP.

             1995 NON-QUALIFIED STOCK OPTION PLAN FOR DIRECTORS

I.   Purpose

     The purpose of the York Financial Corp. 1995 Non-Qualified Stock Option Plan for Directors (the "Directors' Option Plan" or "Plan") is to promote the growth and profitability of York Financial Corp. (the "Holding Company") and York Federal Savings and Loan Association (the "Association"), its wholly-owned subsidiary, and to provide directors of the Holding Company with an incentive to achieve long-term objectives of the Holding Company, attract and retain directors of outstanding competence and to provide such directors with an opportunity to acquire an equity interest in the Holding Company.

II.  Grant of Options

     (A)Initial Grants. Upon the effective date of the Plan (as set forth in Section V hereof), each Director shall receive a grant of an immediately exercisable non-tax qualified stock option covering 15,000 shares of the Common Stock of the Holding Company (the "Common Stock") at an exercise price equal to 100% of the Fair Market Value of the Common Stock. For purposes of the Plan, "Director" shall mean a member of the Board of Directors of the Holding Company, including any director who is an employee of the Holding Company.

     (B)Grants to Current Directors. Each Director as of each October 1 subsequent to the date of adoption of the Plan by the Board of Directors shall receive an immediately exercisable, non-tax qualified stock option to purchase 2,500 shares per year to the extent shares reserved pursuant to this Plan are available at an exercise price equal to 100% of the Fair Market Value of the Common Stock.

     (C)Fair Market Value. For purposes of this Directors' Option Plan, when used in connection with Common Stock on a certain date, "Fair Market Value" means the reported closing price of the Common Stock on the Nasdaq Stock Market or such other national securities exchange on which the shares are traded on the last business day before the date of grant.

III. Terms and Conditions

     (A)Self-Administration. The grant of options under the Plan shall be made pursuant to Section II. Accordingly, the Plan should be deemed to be self-administered under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     (B)Option Agreement. Each option shall be evidenced by a written option agreement between the Holding Company and the Director specifying the number of shares of Common Stock that may be acquired through its exercise and containing such other terms and conditions which are not inconsistent with the terms of this grant.

     (C) Termination of Option. Each option shall expire one hundred and twenty (120) months following the date of grant. If the Director dies before fully exercising any portion of an option then exercisable, such option may be exercised by such Director's personal representative(s), heir(s) or devisee(s) at any time within the one (1) year period following his or her death; provided, however, that in no event shall the option be exercisable more than one hundred and twenty (120) months after the date grant. If the Director is terminated for cause, all options awarded to him shall expire upon such termination.

     (D)Manner of Exercise. The option may be exercised from time to time, in whole or in part, by delivering a written notice of exercise to the President of the Holding Company. Such notice is irrevocable and must be accompanied by full payment of the purchase price in cash or by such other means as determined by the Board of Directors.

     (E)Transferability. Each option granted hereby may be exercised only by the Director to whom it is issued or in the event of the Director's death, his or her personal representative(s), heir(s) or devisee(s) pursuant to the terms of Section III(C).

     (F)Change of Control. In the event of a change in control or imminent change in control of the Holding Company, the recipient of an option hereunder shall be entitled to receive cash in an amount equal to the fair market value of the Common Stock subject to any option over the option price of such shares, in exchange for the surrender of such options by the optionee on that date.
For purposes of this Section, "change in control" shall mean: (i) the execution of an agreement for the sale of all, or a material portion, of the assets of the Holding Company; (ii) the execution of an agreement for a merger or recapitalization of the Holding Company or any merger or recapitalization whereby the Holding Company is not the surviving entity; (iii) a change in control of the Holding Company, as otherwise defined or determined by the Office of Thrift Supervision or regulations promulgated by it or, if applicable, by any other applicable bank regulatory agency; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder) of ten percent (10%) or more of the outstanding voting securities of the Holding Company by any person, trust, entity or group. The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. For purposes of this Section, "imminent change in control" shall refer to any offer or announcement, oral or written, by any person or persons acting as a group, to acquire control of the Holding Company.

IV.  Common Stock Subject to the Directors' Option Plan

     The shares which shall be issued and delivered upon exercise of options granted under the Directors' Option Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by the Holding Company as treasury stock. The number of shares of Common Stock reserved for issuance under this Directors' Option Plan shall not exceed 300,000 shares of the Common Stock of the Holding Company, par value $1.00 per share, subject to adjustments pursuant to this Section IV. Any shares of Common Stock subject to an option which for any reason either terminates unexercised or expires, shall again be available for issuance under this Directors' Option Plan.

     In the event of any change or changes in the outstanding Common Stock by reason of a stock dividend or split, recapitalization, reorganization, merger, consolidation, split-off, combination or any similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Holding Company, the number of shares of Common Stock which may be issued under this Directors' Option Plan, the number of shares of Common Stock subject to options granted or to be granted under this Directors' Option Plan, and the option price of such options, shall be automatically adjusted to prevent dilution or enlargement of the rights granted to a Director under this Directors' Option Plan.

V.   Effective Date of the Plan; Shareholder Ratification

     The Directors' Option Plan was effective upon adoption by the Board of Directors on January 6, 1995, subject to shareholder approval. This Directors' Option Plan shall be presented to shareholders of the Holding Company at the first annual meeting of shareholders following the effective date for ratification for purposes of (i) obtaining favorable treatment under Section 16(b) of the Securities Exchange Act of 1934; and (ii) maintaining listing on the Nasdaq Stock Market or such other national securities exchange on which the Common Stock is traded.

VI.  Amendment; Termination of the Plan

     The Board of Directors of the Holding Company may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act for which or with which the Board deems it necessary or desirable to qualify or comply. The right to grant options under this Directors'Option Plan will terminate upon the earlier of ten years after the Effective Date of the Plan, or upon the issuance of the Common Stock or exercise of options equal to the maximum number of shares of Common Stock reserved for issuance under this Plan. A majority of the outstanding shares of the Common Stock entitled to vote is required to terminate this Plan; provided, however, no such termination shall, without the consent of the affected individual, affect such individual's rights under a previously granted option.

VII. Applicable Law

     The Plan will be administered in accordance with the laws of the Commonwealth of Pennsylvania, to the extent not superseded by Federal law.